CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 25, 2015, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 31 (included in Van Kampen Unit Trusts, Municipal Series 1056) as of February 28, 2015, and for the period from March 23, 2012 (date of deposit) through February 28, 2013 and for each of the two years in the period ended February 28, 2015 and the financial highlights for the period from March 23, 2012 (date of deposit) through February 28, 2013 and for each of the two years in the period ended February 28, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-178806) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2015